Exhibit 99.1

Press Release	Source: Sino Real Property Development Corporation

Century Milestone S&T Co., Ltd. Changes Name to Sino Real Property Development Corporation, Completes Reverse Split, Announces Pending Acquisition Monday October 20, 6:00 pm ET

BEIJING--(BUSINESS WIRE)--Oct. 20, 2003--Century Milestone S&T Co., Ltd. announces a name change to Sino Real Property Development Corporation (the "Company"). At a meeting of shareholders on October 6, 2003, holders of a majority of the outstanding shares approved both the name change and a 100-for-one reverse split of the Company's outstanding common stock. Effective October 21, 2003, the Company's common stock will be quoted on the Pink Sheets Electronic Quotation Service on a post reverse split basis under the new symbol "SRPJ".

The Company also announced today that it has agreed to acquire, in a stock-for-assets transaction, the real estate development joint venture assets of Beijing Development Corporation ("BDC"). The assets include housing projects and building sites in China. Closing will take place on completion of appraisals, financial audits and regulatory approvals. The Company's sole officer and director, Michael Harrop, is also an officer and director of BDC. Further details concerning the transaction and the appointment of new directors will be announced as they become available.

This press release contains "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as: (1) competition in the markets for the Company's products and services; (2) the ability of the Company to execute its plans; and (3) other factors detailed in the Company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.

Contact:
Sino Real Property Development Corporation
Michael Harrop, 41-22-900-0000; 41-22-900-0002 (Fax)
Email: mail@harrop.com

Source: Sino Real Property Development Corporation